Exhibit 23.6


        [McGladrey & Pullen, LLP Letterhead]








         CONSENT OF MCGLADREY & PULLEN, LLP


     We hereby consent to the use of our report, dated
January 7, 1994, on the consolidated financial statements of Lincolnland Bancshares, Inc. and its subsidiaries included in or made part of this Registration Statement.


/s/ McGladrey & Pullen, LLP



Champaign, Illinois
August 29, 1995



0002\10\s-4\exh-23.6